EXHIBIT A

                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                              WINTER SPORTS, INC.


     Article III, Section I is hereby repealed. Article IX is hereby adopted, to read as follows:

                                   ARTICLE IX

     A. To the fullest extent permitted by applicable law, the corporation shall indemnify any director, officer or employee who is made a party to any legal, regulatory or other proceeding because he or she is or was a director, officer or employee of the corporation.

     B. No director shall be liable to the corporation or its shareholders for any actions taken or any failure to take any action, as a director, except liability for:

          (1) the amount of a financial benefit received by a director to which the director is not entitled;

          (2) an intentional infliction of harm on the corporation or the shareholders;

          (3)  a violation of MCA 35-1-713; and

          (4)  an intentional violation of criminal law.

     C. No officer shall be liable to the corporation or its shareholders if the officer acts:

          (1)  in good faith

          (2) with the care an ordinary prudent person in a similar position would exercise under similar circumstance; and

          (3) in a manner the officer reasonably believes to be in the best interest of the corporation.